Exhibit 10.6

AMENDED AND RESTATED TRANSITION AGREEMENT

This Amended and Restated Transition Agreement (this “Agreement”) is made by and between Alain Monie (“Executive”) and Ingram Micro Inc., a Delaware corporation (the “Company”) (collectively, referred to herein as the “Parties” or individually referred herein to as a “Party”), effective as of June 24, 2022 (the “Effective Date”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A.

WHEREAS, Executive and the Company are party to that certain Transition Agreement, dated October 2, 2021 (the “Prior Agreement”) that sets forth the terms upon which Executive transitioned into the role of Executive Chairman (the “Transition”) as of January 1, 2022 (the “Transition Date”) and will retire and be eligible to receive specified retirement benefits from the Company; and

WHEREAS, Executive and the Company desire to amend and restate the Prior Agreement in its entirety as set forth herein, including to provide that Executive will retire as of (i) the earlier of July 1, 2023 or the date of a Qualifying Transaction, or (ii) such later date in 2023 as mutually agreed by the Parties in good faith subject to the terms and conditions of this Agreement (in any case, the “Retirement Date”).

NOW, THEREFORE, the Parties, in recognition of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. The Transition Period. During the period of time between the Transition Date and the Retirement Date (the “Transition Period”), the Parties agree and acknowledge that:

(a) Executive will continue to be an employee of the Company, serving in the position of Executive Chairman;

(b) Executive’s employment will remain terminable “at will” by either Executive or the Company upon written notice to the other Party, subject to all of the terms and conditions of this Agreement;

(c) Executive will devote his best efforts to promote the business and interests of the Company and will perform his duties on behalf of the Company remotely from his residence in Coral Gables, Florida, or such other location of his choosing; and

(d) the Company will continue to (i) pay Executive his base salary as in effect on the Effective Date in accordance with the Company’s regular payroll practices, but no less frequently than monthly, (ii) provide Executive with eligibility to participate in the same benefit plans and programs as in effect for Executive on the Effective Date, subject to the terms and conditions of such benefit plans and programs as in effect from time to time, provided, however, that (A) Executive will not be eligible to participate in the Participation Plan that has been or will be established by the Company or its affiliate and (B) the Retirement Payment (as defined below) will be in lieu of any payments or benefits Executive would otherwise receive under the CIC Severance Plan, and (iii) reimburse Executive for all reasonable expenses incurred by Executive in the performance of Executive’s duties in accordance with the Company’s policies as in effect from time to time. For the avoidance of doubt, Executive will not be eligible to participate in the Company’s Annual Executive Incentive Award Program, MBO Program or any other cash incentive bonus program of the Company with respect to 2022 or any calendar year thereafter.

2. The Retirement. Effective as of the Retirement Date, the Parties agree and acknowledge that (a) Executive’s employment with the Company will terminate and Executive will perform no further duties, functions or services on behalf of the Company or any of its subsidiaries or affiliates and (b) Executive will automatically, and without any further action from the Parties, resign from all positions with the Company and each its subsidiaries and affiliates, including any position as an officer or director.

3. Retirement Payments and Benefits.

(a) Accrued Amounts. Following the Retirement Date, the Company shall pay Executive the following amounts, less any applicable deductions and withholdings: (i) all accrued but unpaid base salary earned through the Retirement Date, (ii) any earned and vested benefits and payments pursuant to the terms of any Company employee benefit plan and (iii) all unreimbursed business expenses incurred and properly submitted in accordance with applicable Company policy. Amounts in subclauses (i) and (iii) shall be paid on or as soon as reasonably practicable following the Retirement Date and in no event later than 30 days following the Retirement Date, and amounts in subclause (ii) shall be paid in accordance with the terms of the applicable Company employee benefit plan, except as otherwise explicitly provided in this Agreement.

(b) Retirement Payment. Executive shall be eligible to receive a retirement payment in the aggregate amount of $16,258,367.69, less any applicable deductions and withholdings, representing, in part, amounts to which Executive was not previously entitled (the “Retirement Payment” ). Except as otherwise provided in this Section 3(b), the Retirement Payment will be subject to Executive’s continued employment with the Company or one of its subsidiaries or affiliates through July 2, 2022 (the “Retirement Payment Vesting Date”). The Retirement Payment will be paid to Executive in a lump sum on or within 60 days following the Retirement Payment Vesting Date.

(i) [Reserved.]

(ii) In the event of a termination of Executive’s employment by the Company without Cause, by Executive for Good Reason or due to Executive’s death or permanent disability, in any case, prior to the Retirement Payment Vesting Date (a “Qualifying Termination”), subject to Executive’s execution on or after the date of such Qualifying Termination of a Release (except in the case of Executive’s death) that becomes effective and irrevocable within 60 days following such Qualifying Termination, any unpaid portion of the Retirement Payment will be paid to Executive in a lump sum on or within 60 days following such Qualifying Termination, provided, that if the 60-day period begins in one taxable year of Executive and ends in a second taxable year, the payment shall be made in the second taxable year.

2

(c) Company LTIP Awards. The Parties acknowledge that as of the Effective Date, Executive holds the Company LTIP Awards. Notwithstanding anything to the contrary in the Company LTIP Award Agreements, the Parties hereby agree that any termination of Executive’s employment for any reason following the Effective Date, including but not limited to Executive’s termination of employment upon the Retirement Date, shall be treated as a “Retirement” (as defined in the Company LTIP Award Agreements), and that the Company LTIP Awards shall remain outstanding and be paid in accordance with the terms thereof. For the avoidance of doubt, the Company and Executive agree and acknowledge that all payments under the 2020 Performance Vested LTIP Award Agreement are made in the calendar year following the calendar year of the applicable “Measurement Period” (as defined in the Company LTIP Award Agreement).

(d) IPO Equity Grant. In the event of either (i) an IPO, (ii) a SPAC Transaction or (iii) the Company entering into a definitive agreement pursuant to which the common stock of the Company will become publicly traded or the Company will become a subsidiary of a publicly traded entity upon consummation of the contemplated transaction code-named “Project Alpine” (the “Project Alpine Transaction”), in each case on or prior to the Retirement Date (a “Qualifying Transaction”), Executive will be granted a number of fully vested shares of common stock of the Company, its parent entity or the successor of the Company or its parent entity equal to the IPO Grant Amount divided by (x) in the case of an IPO, the initial public offering price in such IPO, (y) in the case of a SPAC Transaction, the per share price assigned to a SPAC share in the definitive agreement for such SPAC Transaction or (z) in the case of the Project Alpine Transaction, the average closing price of a share of the counterparty (or its publicly traded parent entity) on the applicable stock exchange over the five (5) day period ending on (and including) the day before the closing of such transaction, in any case, rounded to the nearest whole share (the “IPO Equity Grant”); provided that (I) Executive does not incur a termination of employment for Cause or due to Executive’s resignation without Good Reason, in each case prior to the Retirement Date or the grant date of the IPO Equity Grant, if earlier, (II) in the case of the Project Alpine Transaction, such transaction is consummated no later than December 31, 2023 and (III) no later than the grant date of the IPO Equity Grant, Executive shall pay in cash to the Company or otherwise make arrangements reasonably satisfactory to the Company for the payment of the employee portion of all federal, state, local and other taxes as the Company or its affiliate may be required to withhold in respect of the IPO Equity Grant pursuant to any law or governmental regulation or ruling; provided further that, if the Company does not offer Executive the ability to satisfy such taxes by surrendering to the Company or its affiliate shares subject to the IPO Equity Grant, and if requested by Executive, the Company shall use commercially reasonable efforts to obtain a lock-up waiver with respect to the shares subject to the IPO Equity Grant to facilitate Executive’s payment of such taxes by delivering irrevocable instructions to a broker to sell a number of shares subject to the IPO Equity Grant sufficient to pay such taxes. The IPO Equity Grant will be made to Executive, in the case of an IPO, on the first trading day immediately following the IPO, in the case of a SPAC Transaction, on the first trading day following closing of the SPAC Transaction or, in the case of the Project Alpine Transaction, on the first trading day following consummation of the Project Alpine Transaction. For the avoidance of doubt, the IPO Equity Grant is incremental to the Retirement Payment.

(e) Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

3

4. Miscellaneous.

(a) No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

(b) Governing Law. This Agreement, and any claim, controversy, or dispute arising under or related to this Agreement, or the relationship of the Parties will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions.

(c) Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. All references to “dollars” or “$” in this Agreement refer to United States dollars. Unless the context requires otherwise, the word “or” is not exclusive. All references to “including” shall be construed as meaning “including without limitation.”

(d) Entire Agreement. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties. This Agreement constitutes the entire agreement by the Parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Parties with respect to the subject matter hereof, whether written or oral, including the Prior Agreement in its entirety.

(e) Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given and received when delivered by overnight courier or hand delivery, when sent by facsimile, or five (5) days after mailing if sent by registered or certified mail (return receipt requested) postage prepaid, to the parties at the following addresses (or at such other address for any party as shall be specified by like notices).

If to the Company:

Ingram Micro Inc.

3351 Michelson Drive, Suite 100

Irvine, CA 92612-0697

Attention: EVP, Secretary & General Counsel

If to Executive, at the address listed in the Company’s personnel records.

(f) Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A (or an exemption thereto) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with this intent. The Company makes no representations or warranties as to the tax treatment of any compensation or benefits under this Agreement and the Company will have no liability to Executive or to any other person for the employee portion of any taxes or related costs owed with respect thereto. For the avoidance of doubt, Executive will be ultimately liable for all such taxes and related costs.

4

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the Retirement Date to be a “specified employee” within the meaning of Section 409A, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 4(f)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

5

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the Effective Date.

COMPANY
INGRAM MICRO INC.

By:	/s/ Scott D. Sherman
Scott D. Sherman
EVP, Human Resources

EXECUTIVE:

/s/ Alain Monie
Alain Monie

Signature Page – Transition Agreement (Monie)

EXHIBIT A

Certain Defined Terms

1. “2020 Performance Vested LTIP Award Agreement” means that certain Non-EU Cash Award Agreement (Performance Vested), dated January 2, 2020, by and between Executive and the Company.

2. “2020 Time Vested LTIP Award Agreement” means that certain Non-EU Cash Award Agreement (Time Vested), dated January 2, 2020, by and between Executive and the Company.

3. “Board” means the Board of Directors of Imola Holding Corporation (or its successor).

4. “Cause” means (i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or any subsidiary or affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Company that specifically identifies the alleged manner in which Executive has not substantially performed Executive’s duties; (ii) the willful engaging by Executive in illegal conduct or misconduct (including fraud, embezzlement, theft or dishonesty or material violation of any Company code of conduct), or gross negligence, in any case that is injurious to the Company or any subsidiary or affiliate; (iii) Executive’s commission of a felony; or (iv) Executive’s material breach of any restrictive covenants with the Company. Executive must be given reasonable opportunity during a 30-day period after notice of Cause is given to be heard by the Board (together with legal counsel) and Executive must be given notice of termination of Cause stating that a majority of the Board has determined in good faith that Cause exists. Any notice of termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

5. “CIC Severance Plan” means the Ingram Micro Inc. Executive Change in Control Severance Plan.

6. “Code” means the Internal Revenue Code of 1986, as amended.

7. “Company LTIP Award Agreements” means, collectively, (a) the 2020 Performance Vested LTIP Award Agreement and (b) the 2020 Time Vested LTIP Award Agreement.

8. “Company LTIP Awards” means, collectively, the awards granted pursuant to the Company LTIP Award Agreements.

9. “Good Reason” means, (a) a material diminution in Executive’s base salary, other than an across-the-board reduction applicable to all participants in the CIC Severance Plan of not more than 10%; (b) a reduction in Executive’s individual annual target bonus opportunity, other than an across-the-board reduction applicable to all participants in the CIC Severance Plan of not more than 10%; (c) a material diminution in Executive’s authority, duties, or responsibilities as in effect as of the Effective Date, or a material adverse change in Executive’s reporting relationship as in effect as of the Effective Date (e.g. not reporting directly to the Board); (d) any requirement of the Company that Executive be based anywhere more than fifty (50) miles from Executive’s primary office location and in a new office location that is a greater distance from Executive’s principal residence; or (e) the failure of any successor to expressly assume and agree to perform the Company’s obligations under this Agreement. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless Executive gives written notice to the Company of Executive’s intention to terminate employment within ninety (90) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and Executive terminates employment within six (6) months of the end of such thirty (30) day period. For the avoidance of doubt, none of the circumstances, events and matters contemplated by this Agreement constitute Good Reason.

10. “IPO” means an initial public offering of common stock by the Company or its successor.

11. “IPO Grant Amount” means the following amount based on the date of the Qualifying Transaction that triggers the IPO Equity Grant under Section 3(d):

If the Qualifying Transaction that triggers the IPO Equity Grant under Section 3(d) occurs:	Then the IPO Grant Amount will be:
On or before December 31, 2022	$10,000,000
In January 2023	$9,166,667
In February 2023	$8,333,333
In March 2023	$7,500,000
In April 2023	$6,666,667
In May 2023	$5,833,333
In June 2023	$5,000,000
In July 2023	$4,166,167
In August 2023	$3,333,333
In September 2023	$2,500,000
In October 2023	$1,666,667
In November 2023	$833,333
On or after December 1, 2023	$0

12. “Release” means a release of claims in substantially the form attached to the Agreement as Exhibit B.

13. “Section 409A” means Section 409A and the rules and regulations promulgated thereunder.

14. “SPAC” means a publicly traded special purpose acquisition company.

15. “SPAC Transaction” means the consummation of a transaction with a SPAC following which the equity securities of the Company or its successor or parent entity are listed on one or more national or international securities exchanges.

EXHIBIT B

GENERAL RELEASE

This GENERAL RELEASE (this “Release”) is entered into by and between Alain Monie (“Executive”) and Ingram Micro Inc. (the “Company”), in exchange for the consideration to be provided to Executive under Section 3(b)(ii) of that certain Amended and Restated Transition Agreement, dated as of June 24, 2022, by and between Executive and the Company (the “Transition Agreement”). Terms not otherwise defined in this Release shall have the meanings set forth in the Transition Agreement. Executive and the Company hereby agree as follows:

1. Release. Executive, on behalf of Executive and Executive’s heirs, spouse, family members, executors, agents, successors and assigns, hereby voluntarily and forever releases and discharges the Company and its parents, and each of their respective direct and indirect subsidiaries and affiliates, and all of their respective past, present and future employees, officers, directors, agents, investors, shareholders, equityholders, managers, partners, representatives, attorneys, administrators, trustees, divisions, insurers and benefit plans (and all administrators and fiduciaries of any such benefit plans), and all of their respective predecessors, successors, heirs and assigns in their personal and representative capacities (collectively, the “Released Parties”), from liability for, and waives, any and all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, losses or liabilities of any nature whatsoever in law or in equity, and any other liabilities, known or unknown, suspected or unsuspected, of any nature whatsoever (collectively, “Claims”) that Executive has or may have against the Released Parties: (i) arising from the beginning of time through the date upon which Executive executes this Release; (ii) arising out of, or relating to, Executive’s employment or service relationship with any Released Parties or the termination thereof; (iii) arising out of, or relating to, any agreement and/or any awards, policies, plans, programs or practices of the Released Parties that may apply to Executive or in which Executive may participate (or previously participated); (iv) arising out of, or relating to, Executive’s right to purchase or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law; and/or (v) arising out of, or relating to, Executive’s status as an employee, member, officer or director of any of the Released Parties, including, but not limited to, any allegation, Claim or violation arising under any federal, state or local civil or human rights law, or under any other local, state or federal law (including, but not limited to, under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; and the Employee Retirement Income Security Act of 1974, as amended); or under any public policy, contract or tort; or under common law; or under any policies, practices or procedures of the Company or any Released Parties; or for wrongful discharge, breach of contract, infliction of emotional distress or defamation.

2. No Actions or Claims. Executive hereby agrees not to bring or cause to be brought any Claims and Executive represents and agrees that Executive has not, directly or indirectly, instituted, prosecuted, filed or processed any litigation, Claims or proceedings against the Company or any of the Released Parties.

3. Claims Not Released. This Release is not intended to bar any rights or Claims (i) for any payment or benefit owed to Executive under the terms and conditions of the Transition Agreement, (ii) that may not be waived by private agreement under applicable law, but only to the extent such Claim or right may not be waived under such law, (iii) for any vested benefits under any employee benefit plan of the Company, (iv) to indemnification rights under applicable law, the Company’s governing documents or the Company’s directors and officers liability insurance policy, as applicable, and (v) in respect of Executive’s ownership of vested equity securities of Imola Holding Corporation or the IPO Equity Grant (if any). Nothing in this Release is intended to prohibit or restrict Executive’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission (“EEOC”) or other similar governmental agency or cooperating with any such agency (with the understanding that Executive’s release of claims herein bars Executive from recovering monetary relief from any of the Released Parties for any alleged discriminatory treatment); provided, that nothing in this Release shall waive or restrict Executive’s right to report or prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, which was added by Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation or from receiving any monetary award for information provided thereunder.

4. Unknown Claims. Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Release, and which, if known at the time of executing this Release, may have materially affected this Release or Executive’s decision to enter into it. Executive hereby waives any right or claim that might arise as a result of such different or additional claims or facts. Executive acknowledges that Executive has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive, being aware of the above referenced provision, hereby expressly waives any rights Executive may have thereunder, as well as under any other statutes or common law principles of similar effect.

5. Miscellaneous. Section 4 of the Transition Agreement is hereby incorporated into this Release by reference as if set forth in full herein.

6. Representations. By signing this Release, Executive represents and agrees that:

(a) Executive has carefully read and fully understands all of the provisions of this Release;

(b) Executive understands all of the terms and conditions of this Release and knows that Executive is waiving and releasing important rights, including under the ADEA (except that Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Release);

(c) Executive has not relied upon any representations or statements made by the Company or its representatives that are not specifically set forth in this Release;

(d) Executive has been advised to consult with an attorney before executing it and Executive has done so, or, after careful reading and consideration, Executive has chosen not to do so on Executive’s own volition;

(e) Executive is fully award of the legal and binding effect of this Release;

(f) Executive has had at least 21 days from the date of Executive’s receipt of this Release to consider it, and the parties hereto agree that such time period to review this Release will not be extended upon any material or immaterial changes to this Release;

(g) Executive understands that Executive has seven days after the execution of this Release (such seven-day period, the “Release Revocation Period”) to revoke it (to be effective, such revocation must be in writing, signed by Executive and received by the General Counsel of the Company on or before the last day of the Release Revocation Period), and that this Release shall not become effective or enforceable until the revocation period has expired;

(h) Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; and

(i) Executive has signed this Release knowingly, freely and voluntarily (i) in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this Release and (ii) with the advice of any counsel retained to advise Executive with respect to it. In the event Executive has signed this Release and returns it to the Company in less than the 21-day period identified above, Executive further represents and agrees that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release.

IN WITNESS WHEREOF, the Parties have executed this Release on the date and year set forth below.

COMPANY
INGRAM MICRO INC.

By:	/s/ Scott D. Sherman
Name:	Scott D. Sherman
Title:	EVP, Human Resources

EXECUTIVE:
/s/ Alain Monie
Alain Monie

Date: June 24, 2022

B-4